Exhibit 23.2

ELSTEIN & FRIEDMAN, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

277 FAIRFIELD ROAD-SUITE 316

FAIRFIELD, NEW JERSEY 07004

TEL (973) 808-9600

FAX (973) 808-9694

E-MAIL efpccpas@aol.com

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement of ICx Technologies, Inc. on Amendment No. 2 to Form S-1 (File No. 333-145135) of our report, dated August 4, 2004, except for note 11B as to which the date is April 27, 2005, and note 12 as to which the date is March 31, 2006, on the financial statements of DAQ Electronics, Inc. as of May 31, 2004 and 2003, and for the years then ended appearing in this prospectus, which is part of this registration statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Fairfield, New Jersey

October 10, 2007